Exhibit (a)(1)
GRAPHON CORPORATION

OFFER TO EXCHANGE

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

This offer expires at 12:00 a.m., Eastern Time, on October 12, 2011 unless we extend the offer

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GraphOn Corporation is referred to in this Offer to Exchange as “we” or “us” and our employees and directors are referred to in this Offer to Exchange as “you.”
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We are offering to our employees and directors the opportunity to tender to us their currently outstanding, unexercised options granted prior to August 31, 2011 to purchase our common stock that have an exercise price greater than $0.20 per share in exchange for grants of new options.

If you tender your options to us for exchange, they will be cancelled and you will receive new options, which will represent the right to receive the same number of shares of our common stock as the corresponding options that you tendered.  The exercise price of each new option will equal the closing sale price per share of our common stock on the date of its grant, which will be the date that this tender offer expires, as reported by the OTC Bulletin Board or its successor market, if any.

Each new option will have a termination date that is ten years from its grant date, regardless of the termination date of the corresponding tendered option that it replaces.  Furthermore, each new option will vest in twenty-four equal monthly installments commencing one month from its date of grant, and will vest in full on the date that is twenty-four months from the grant date of the new option (which we expect to be October 12, 2013), irrespective of whether the options you tendered were vested in whole or in part.

Each new option will be exercisable as of its grant date, provided that if your employment terminates for any reason prior to the full vesting of such option, we will have the right to repurchase all shares that were previously issued to you upon your exercise of unvested options at a per share price equal to the exercise price.

We will grant your new options to you on the date this offer expires, which we expect to be October 12, 2011.

Although your board of directors has approved this offer, neither we nor your board of directors makes any recommendation as to whether you should tender your options for exchange or not.  You must make your own decision whether or not to tender your options.

September 14, 2011

We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this Offer to Exchange or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We encourage you to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

SUMMARY OF TERMS

The following summary of terms highlights selected information contained in this Offer to Exchange. We urge you to read it carefully. We also urge you to read carefully the remainder of this Offer to Exchange because it contains additional important information not contained in this summary of terms. We have included references to the relevant sections elsewhere in this Offer to Exchange where you can find a more complete description of the topics in this summary of terms.

In addition, we urge you to review the information in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, as these documents contain important financial information and other relevant information about us. All of these documents may be obtained without charge from us or from the Securities and Exchange Commission.  Please see Section 16 in this Offer to Exchange for additional information on where and how these documents can be obtained.

General Discussion of the Offer

1.	What is the offer?

The offer is a voluntary program permitting employees and directors to tender certain of their stock options and exchange such options for new stock options.

Please see Section 1 in this Offer to Exchange for additional information.

2.	Who is eligible to participate in the offer?

All of our employees and directors are eligible to participate in this offer. References to “employees” throughout this Offer to Exchange refer to all of our employees and directors, and references to “employment” refer to service to us as an employee or a director.

Please see Section 2 in this Offer to Exchange for additional information.

3.	Why are we making the offer?

We believe that our success depends on the retention and motivation of our employees.  Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of our common stock, thus substantially eliminating their value as a means to retain, reward and motivate our employees. While we are optimistic about our future, it is unlikely that the price of our common stock will increase to its previous levels in the short-term, thereby restoring value to these options.  By giving our employees the opportunity to exchange their options for options with exercise prices more closely aligned with the current fair market price of our common stock, we allow our employees to again have the potential to realize value from their options. We believe that this in turn will create an incentive for our employees to remain with us and contribute to the attainment of our business and financial objectives, as well as create value for our stockholders.

Please see Section 1 and Section 12 in this Offer to Exchange for additional information.

4.	Is the offer conditioned on the occurrence or non-occurrence of any events?

This offer is not conditioned on a minimum number of employees tendering their options for exchange or a minimum number of options being tendered.  This offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. If any of the events occur, we may terminate, extend or amend this offer at any time. Once the offer has expired, the conditions will no longer apply.  The events include, among other things:

•	an actual or reasonably expected change in accounting principles;

•	a lawsuit challenging the offer; or

•	a third-party tender offer for our common stock or other acquisition proposal.

Please see Section 7 in this Offer to Exchange for additional information.

5.	How would any termination of my employment affect my participation in the offer?

Participation in this offer does not confer upon you the right to remain employed by us. If your employment terminates before this offer expires, you will be ineligible to participate in the offer. Any options you tendered for exchange will be automatically withdrawn, your tender will be voided and you will not receive new options. Your existing options will remain in effect subject to their terms.

If your employment with us terminates after the grant date of the new options, your rights with respect to those options will be governed by the provisions of the stock option plan under which the newly issued options were granted.

6.	Are you obligated to participate in the offer? If you choose not to participate, do you have to do anything?

No. You do not have to participate in this offer and there will be no repercussions if you choose not to, including no repercussions with respect to participating in any future option grants. Participating or not participating in the offer will not affect your employment status in any way. If you decide not to participate in the offer, there is nothing you need to do.

Please see Section 4 in this Offer to Exchange for additional information.

7.	Why don’t we simply grant more options without having your options cancelled?

We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the number of options that we have currently outstanding, a large grant of new options would be dilutive to our stockholders and could have a dilutive effect on our earnings per share.

Please see Section 1 in this Offer to Exchange for additional information.

8.	If our stock price drops after you are granted the new options, will we make another similar offer?

We are making this offer only at this time due to the financial and stock market conditions that have affected us and our stock price. We intend for this to be a discrete, one-time offer and you should take this into account in deciding whether to participate and whether to tender your options for exchange.

Please see Section 1 in this Offer to Exchange for additional information.

9.	What do we and your board of directors think of the offer?

Although your board of directors has approved the making of this offer, neither we nor your board of directors makes any recommendation as to whether you should participate or not participate in the offer.  You should not consider that approval a recommendation as to whether you should participate or not participate in the offer. You must make your own decision whether to participate in the offer and tender your options for exchange.

Please see Section 1 in this Offer to Exchange for additional information.

10.	How should you decide whether or not to participate in the offer?

Your decision whether or not to tender your options for exchange is important. Tendering your options for exchange involves risks, as there is no guarantee or assurance as to our future stock price performance. The decision to participate must be your personal decision, and will depend largely on your assessment of your option holdings, your individual tax consequences, whether you expect to remain one of our employees and your assumptions about the future overall economic environment and performance of our business, the stock market and our stock price on the date of grant of the new options and thereafter. We encourage you to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the offer.

Please see the Section titled “Certain Risks of Participating in the Offer” in this Offer to Exchange for additional information.

The Basic Terms of the Offer

11.	What are the key dates of the offer?

Date	Event
September 14, 2011	Commencement of the offer
October 12, 2011 (at 12:00 a.m., Eastern Time)	Expiration of the offer
On the date that the offer expires	Cancellation of the tendered options and grant of the new options
As soon as administratively practicable after expiration of the offer	Distribution of new notices of grant of stock option and new stock option agreements

Although we do not currently intend to do so, we may, at our discretion, extend this offer at any time.  If we extend this offer, we will continue to accept properly completed election forms and withdrawal forms until the new expiration date, and the cancellation date of the tendered options and the grant date of the new options will be similarly extended.

We do not presently contemplate extending this offer so that it would remain open for thirty or more calendar days, because doing so would subject our employees who hold incentive stock options (“ISOs”), and who choose not to participate in this offer, to potentially less favorable tax treatment upon the sale of the common stock they acquired upon exercise of their ISOs. However, we reserve the right to make such an extension should market exigencies or other presently unforeseen circumstances make such action necessary or desirable. We may also cancel the offer upon the occurrence of certain events.

Please see Sections 5, 6 and 7 in this Offer to Exchange for additional information.

12.	What options may be exchanged in the offer?

We are offering to exchange all of your outstanding, unexercised options, granted prior to August 31, 2011 which have an exercise price greater than $0.20 per share.

Please see Section 2 in this Offer to Exchange for additional information.

13.	How many new options will you receive in exchange for your tendered options?

If you tender your eligible options for exchange, such eligible options will be cancelled and you will be granted new options. The number of shares of our common stock issuable upon exercise of each new option will equal the number of shares of our common stock issuable upon exercise of the corresponding tendered option it replaces.

Please see Section 3 in this Offer to Exchange for additional information.

14.	When will we grant the new options?

We will grant your new options on the date that this offer expires, which we expect to be October 12, 2011 unless this offer is extended. We will distribute new notices of grant of stock option and new stock option agreements to tendering employees as soon as administratively practicable after the date of grant.

Please see Section 5 in this Offer to Exchange for additional information.

How the Exchange Works

15.	What happens to your options if you decide not to participate in the offer?

If you elect not to participate in this offer, your options will remain outstanding until they terminate, expire by their terms or are exercised. They will retain their current exercise price.

Please see Section 5 in this Offer to Exchange for additional information.

16.	If you choose to tender your options for exchange, do you have to tender all of your options or can you just tender some of them?

You are not required to tender all of your eligible options for exchange. However, if you choose to tender any of your eligible options for exchange, you must tender all remaining unexercised options awarded to you in the same grant. For example, if on January 2, 2009  you were granted an option to purchase 5,000 shares of our common stock (“Grant A”) and on January 11, 2010 you were granted an option to purchase 1,000 shares of our common stock (“Grant B”), you may either:

•	choose not to tender any option;

•	tender all of Grant A;

•	tender all of Grant B; or

•	tender all of Grant A and Grant B.

You may not tender a portion of Grant A and/or a portion of Grant B.

Please see Section 3 in this Offer to Exchange for additional information.

17.	What if your eligible options are not vested? Can you exchange them?

All options otherwise meeting the terms and conditions of this offer may be tendered for exchange, whether vested or not yet vested.

Please see Section 2 in this Offer to Exchange for additional information.

18.	What will happen to the options you tender for exchange?

We intend to cancel all options accepted for exchange promptly upon the expiration of the offer, at which time you will no longer have any rights under those options.

Please see Section 5 in this Offer to Exchange for additional information.

The Duration of the Offer

19.	When does the offer expire? Can the offer be extended and, if so, how will you be notified if it is extended?

This offer is scheduled to expire at 12:00 a.m., Eastern Time, on October 12, 2011. Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time and we may make more than one such extension. If the offer is extended, we will make a public written announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the offer and the grant date of the new options will be similarly extended to the date on which the extended offer expires.

Please see Section 6 in this Offer to Exchange for additional information.

Vesting, Exercise Price and Term of New Options

20.	What will the exercise price of the new options be? How will this be determined?

The exercise price of each new option will equal the closing sale price per share of our common stock on the date of its grant, as reported by the OTC Bulletin Board or its successor market, if any. Because we will not grant the new options until this offer expires, we cannot predict on the date of this Offer to Exchange the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of the options you tendered for exchange.

Please see Section 9 in this Offer to Exchange for additional information.

21.	What will be the term of your new options? When will they vest and become exercisable?

Each new option will have a termination date that is ten years from its grant date, regardless of the termination date of the corresponding tendered option that it replaces.  Each new option will vest in twenty-four equal monthly installments commencing one month from the grant date of the new option and will vest in full on the date that is twenty-four months from the grant date of the new option, irrespective of whether the options you tendered were vested in whole or in part.

Each new option will be exercisable as of its grant date, provided that if your employment terminates for any reason prior to the full vesting of such option, we will have the right to repurchase all shares that were previously issued to you upon your exercise of unvested options at a per share price equal to the exercise price.

Please see Section 9 in this Offer to Exchange for additional information.

22.	Will the other terms and conditions of your new options be the same as the corresponding terms and conditions of your options tendered for exchange?

The new options will be granted under the stock option plan under which the corresponding options you tendered for exchange were granted, unless such plan has expired by its terms. Specifically, if you hold options granted under our 1996 Stock Option Plan or our 1998 Stock Option/Stock Issuance Plan, your new options will be issued under our 2008 Equity Incentive Plan and if you held ISOs, you will receive nonqualified stock options in exchange for your ISOs.

Please see Section 5 and Section 9 in this Offer to Exchange for additional information.

Tax Consequences; Tax Status of New Options

23.	What are the tax consequences of you tendering your options for exchange and receiving new options?

We believe that the exchange will be treated as a non-taxable exchange for U.S. Federal income tax purposes. If you tender your existing options for exchange and receive new options, you will not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the tender, upon our acceptance and cancellation of the tendered options, or upon on the grant of the new options. This is true regardless of (i) the plan under which the tendered options were granted, (ii) the plan under which the new options will be granted, and (iii) whether the options exchanged are nonqualified options exchanged for nonqualified options or incentive stock options exchanged for nonqualified options.

You should consult with your own personal advisors (at your own expense) as to the tax consequences of your participation in this offer. Tax consequences may vary depending on your individual circumstances.

Please see Section 14 in this Offer to Exchange for additional information.

24.	If the options you tender for exchange are incentive stock options for United States Federal income tax purposes, will your new options be incentive stock options?

No. All new options issued pursuant to this offer will be nonqualified stock options for U.S. Federal income tax purposes. This means that you will incur ordinary income tax upon exercise of the options equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. The tax basis for the stock that you acquire upon exercise of a nonqualified stock option will be the fair market value of the stock on the date of exercise, and the holding period for long-term capital gains purposes will commence on the date of exercise.

If you decide to retain your ISOs, you will not be subject to ordinary income tax when your ISOs are exercised. However, when you exercise an ISO you may be subject to the alternative minimum tax on the excess of the fair market value on the date of exercise over the exercise price. If you do not sell or otherwise transfer the stock until after the end of the ISO Holding Period (as defined below), the difference between the amount you receive upon sale of your stock and the exercise price will be taxed as a long-term capital gain (or loss). However, if you sell or otherwise transfer the stock during the ISO Holding Period, you will have taxable ordinary income in that year equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess of the amount you receive upon sale of your stock over the exercise price. The “ISO Holding Period” is two years from the grant date of the ISO or one year from the date of exercise of the ISO, whichever ends later. ISOs are not subject to Federal Insurance Contributions Act (“FICA”) withholding either upon exercise of the option or upon sale or transfer of the stock acquired upon exercise of the ISO (even if the stock is sold during the ISO Holding Period).

Please see Section 14 in this Offer to Exchange for additional information.

How to Elect to Tender Options For Exchange

25.	What should you do to tender your options for exchange?

To participate in this offer, you must properly complete, sign and date the election form included with this Offer to Exchange and mail, fax or deliver the election form to us so that we receive it no later than 12:00 a.m., Eastern Time, on October 12, 2011, the expiration of this offer (or such later date and time if we extend the offer) at: GraphOn Corporation, 5400 Soquel Avenue, Suite A2, Santa Cruz, California 95062; fax number, (831) 475-3017.

Please see Section 4 in this Offer to Exchange for additional information.

26.	What if we receive your election form after the expiration of the offer?

We will not accept any election forms received by us after the expiration of the offer.  There can be no exceptions to this deadline.

Please see Section 4 in this Offer to Exchange for additional information.

27.	Can you withdraw your previously tendered options?

Yes. To withdraw your tendered options, you must properly complete, sign and date the withdrawal form included with this Offer to Exchange and mail, fax or deliver the withdrawal form to us so that we receive it no later than 12:00 a.m., Eastern Time, on October 12, 2011, the expiration of this offer (or such later date and time if we extend the offer) at: GraphOn Corporation, 5400 Soquel Avenue, Suite A2, Santa Cruz, California 95062; fax number, (831) 475-3017.

If you wish to withdraw any tendered option, you must withdraw all of your tendered options granted under that option grant, but you will not be required to withdraw any tendered option from any other option grant.

Once you have withdrawn your tendered options, you may retender your options for exchange only by again following the delivery procedures described in this Offer to Exchange before the expiration of this offer.

Please see Section 4 in this Offer to Exchange for additional information.

28.	How will you know that we have accepted your tendered options for exchange?

As soon as administratively practicable after we accept and cancel your properly tendered options, we will send you a confirmation statement indicating the number of options that we have accepted and canceled, the number of new options you are eligible to receive on the grant date and, subject to your fulfillment of the terms and conditions of this offer, a promise by us to grant you the new options on the grant date.

Please see Section 5 in this Offer to Exchange for additional information.

More Information

29.	How can you find out the details of your eligible options?

Along with this Offer to Exchange, you will receive an election form detailing your outstanding options that are eligible for this offer. You can also obtain this information by contacting Bob Dixon or Bill Swain at the number provided in our internal phone directory.

Please see Section 2 in this Offer to Exchange for additional information.

30.	Who can you talk to if you have questions about the offer?

Any questions concerning the offer, this Offer to Exchange or any other document accompanying or referred to in this Offer to Exchange, or to request additional copies of any such documents may be directed to Bob Dixon or Bill Swain at GraphOn Corporation, 5400 Soquel Avenue, Suite A2, Santa Cruz, California 95062. You may contact Bob Dixon or Bill Swain at the number provided in our internal phone directory. We cannot and will not provide you any advice regarding your decision whether to tender your options for exchange.

Please see Section 10 and Section 16 in this Offer to Exchange for additional information.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in this offer involves a number of potential risks, including those described below. You should carefully consider these risks and speak with your investment or tax advisor before deciding whether to participate in this offer. In addition, we strongly urge you to read this Offer to Exchange in its entirety and all other documents relating to this offer before deciding whether to participate in the offer.

If your employment terminates for any reason after the grant date of the new options but before such new options fully vest, you will forfeit all unvested options and we may repurchase all shares issued in respect of unvested options.

You may now hold options that are fully vested or that will vest within twenty-four months of the grant date of the new options. If you tender these options, your new options will vest in twenty-four equal monthly installments commencing one month from its date of grant, and will vest in full on the date that is twenty-four months from the grant date of such new options, irrespective of whether the options you tendered were vested in whole or in part. Accordingly, if your employment terminates after the grant date of the new options, but before such new options fully vest, you will forfeit all unvested options and you may wind up with the right to purchase less shares than if you had not participated in this Offer to Exchange.

Furthermore, while all new unvested options are immediately exercisable, upon your termination of employment, we will have the right to repurchase all shares that were previously issued to you upon your exercise of unvested options at a per share price equal to the exercise price. This risk as well as the risk of forfeiture described in the preceding paragraph applies regardless of the reason for your termination of employment—whether the result of a voluntary resignation, involuntary termination, death or disability.

You will lose the potential benefit of any vested options you currently own that are cancelled in this offer.

If the options you tender for exchange are fully vested as of the grant date of the new options, or if the options you tender will be fully vested within 24 months of such grant date, because any new options will not be fully vested until twenty-four months from their grant, by tendering your options for exchange, you will be deprived of the right to sell all of the underlying common stock until October 12, 2013, at the earliest. As is the case with your existing options, each new option will be fully exercisable as of its grant date, provided that if your employment terminates for any reason prior to the full vesting of such option, we will have the right to repurchase all shares that were previously issued to you upon your exercise of unvested options at a per share price equal to the exercise price.

You will lose the tax benefits of any incentive stock options your currently hold if you tender such options for exchange pursuant to this offer.

Certain options granted under our 1996 Stock Option Plan, our 1998 Stock Option/Stock Issuance Plan and our 2005 Equity Incentive Plan were designated as ISOs at the time of grant. If you tender any of these options for exchange, your new options will be granted as nonqualified stock options for U.S. Federal income tax income tax purposes. This means that you will recognize ordinary income upon exercise of the option equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. In addition to ordinary income tax, this income will be subject to FICA withholding upon exercise of the nonqualified stock options. Your tax basis in the stock will be the fair market value of the stock on the date of exercise and the holding period required to obtain long-term capital gain tax treatment of the stock upon its disposition would begin on the date of exercise of the option.

In contrast, if you continue to hold your ISOs, upon their exercise you will not be subject to ordinary income tax when you exercise such ISOs. However, upon exercise of your ISOs you may be subject to the alternative minimum tax on the excess of the fair market value on the date of exercise over the exercise price. If you do not sell or otherwise transfer the stock until after the end of the ISO Holding Period (as defined below), the difference between the amount your receive upon sale of your stock and the exercise price will be taxed as a long-term capital gain (or loss). If, however, you sell or otherwise transfer the stock during the ISO Holding Period, you will recognize ordinary income in that year equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (2) the excess of the amount you receive upon sale of your stock over the exercise price. The “ISO Holding Period” is two years from the grant date of the ISO or one year from the date of exercise of the ISO, whichever ends later. ISOs are not subject to FICA withholding either upon exercise of the option or upon sale or transfer of the stock acquired upon exercise of the ISO (even if the stock is sold during the ISO Holding Period).

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult your own tax advisors to discuss these consequences..

Tax effects on holders of incentive stock options who choose not to participate.

If this offer is open for thirty or more calendar days, eligible employees who are subject to U.S. taxes who hold eligible options that are incentive stock options and who do not participate in this offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the commencement date of this offer (September 14, 2011). As a result, to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must hold the shares of common stock acquired upon exercise of the incentive stock options for at least two years from the commencement date of this offer and one year after the exercise of the option. If this offer is open for thirty or more days and (i) these holding periods are not met or (ii) the fair market value of our common stock on the date the offer expires exceeds the exercise price of the option, the excess of the sale price of the shares underlying the option over the exercise price of the options will be treated as ordinary income instead of long-term capital gain. If this offer is open for less than thirty days, the offer will have no impact on options not tendered for exchange that are incentive stock options.

Furthermore, if this offer is open for thirty or more calendar days, ISOs that are not tendered for exchange that have an exercise price that is less than the price of our common stock on the date the offer expires will cease to qualify as ISOs and will become nonqualified stock options. Please see Section 14 in this Offer to Exchange for additional information.

BUSINESS-RELATED RISKS

For a description of risks related to our business, please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the Securities and Exchange Commission on March 31, 2011, which is herein incorporated by reference.

THE OFFER

1.	Purpose of the Offer

We consider stock options to be a critical component of employee and director compensation.  They are intended to attract, retain, reward and motivate employees and directors while aligning their interests with the interests of our stockholders though stock ownership.

Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of our common stock, thus substantially eliminating their value as a means to retain, reward and motivate our employees and directors. While we are optimistic about our future, it is unlikely that the price of our common stock will increase to its previous levels in the short-term, thus restoring value to these options. By giving our employees and directors the opportunity to exchange their options for options with exercise prices more closely aligned with the current fair market price of our common stock, we allow our employees and directors to have the potential to realize value from their stock options. This in turn creates an incentive for our employees and directors to remain with us and contribute to the attainment of our business and financial objectives, as well as create value for our stockholders.  Consequently, we are making this offer only at this time due to the financial and stock market conditions that have affected us and our stock price. We intend for this to be a discrete, one-time offer and our employees and directors should take this into account in deciding whether to participate and whether to tender their options for exchange.

We have considered and determined not to simply grant additional options to our employees and directors without canceling outstanding options because we strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the number of options that we have currently outstanding, a large grant of new options would be dilutive to our stockholders and could have a dilutive effect on our earnings per share.

Although your board of directors has approved this offer, neither we nor your board of directors makes any recommendation as to whether you should tender your options for exchange or not.  You should not consider that approval a recommendation as to whether you should participate or not participate in this offer. You must make your own decision whether to participate in this offer and tender your options for exchange. We encourage you to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

2.	Eligibility

We are offering all employees and directors the opportunity to exchange eligible options to purchase our common stock for new options to purchase our common stock, as described in detail below.

 Eligible Employees

All of our employees and directors are eligible to participate in this offer. References to “employees” throughout this Offer to Exchange shall refer to all of our employees and directors, and references to “employment” shall means service to us as an employee or a director.

Participation in this offer does not confer upon you the right to remain employed by us and, therefore, your employment may be terminated by us or by you at any time for any reason, with or without cause, or for no reason. Your rights in the event that you are no longer employed by us at any time with respect to this offer are as follows:

•
Termination before the expiration of the offer - If, for any reason, your employment with us terminates after you elect to exchange your options but before the expiration of this offer, you will not be eligible to participate in the offer. Therefore, any options that you tendered for exchange will be automatically withdrawn, your tender will be voided and your rights with respect to all of your existing options will continue to be governed by the provisions of the option plan under which they were granted.

•
Termination after the grant of the new options - If your employment with us terminates after the grant date of the new options, your rights with respect to those options will be governed by the provisions of the stock option plan under which the newly issued options were granted, which will be the same plan as the one under which the tendered options were granted. However, if such plan has expired by its terms, your options will be issued under our 2008 Equity Incentive Plan. Further, if your tendered options are incentive stock options (“ISOs”), you will receive nonqualified stock options in exchange for your ISOs.

 Eligible Options

Eligible options include, and you may tender, all of your outstanding, unexercised options to purchase our common stock granted prior to August 31, 2011 which have an exercise price greater than $0.20 per share.  These options may have been granted under any one of the following stock option plans: (i) our 1996 Stock Option Plan; (ii) our 1998 Stock Option/Stock Issuance Plan; (iii) our 2005 Equity Incentive Plan; (iv) our GG Stock Option Plan; or (v) our 2008 Plan Equity Incentive Plan.

Options with an exercise price equal to or below $0.20 per share or that were granted on or after August 31, 2011 are not eligible for exchange in this offer because we believe such options continue to provide an incentive to our employees.

We are not taking into consideration whether or not your options have vested. Consequently, all options otherwise meeting the terms and conditions of this offer may be tendered for exchange, whether vested or not yet vested.

This offer is only being made for outstanding, unexercised options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted a stock purchase agreement prior to the date you tendered the option for exchange will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

As of September 14, 2011, options to purchase an aggregate of 4,102,504 shares of our common stock were eligible for exchange under this offer.

Accompanying this Offer to Exchange is your personal election form which contains a listing of all of your eligible options.

3.	Number of Options

If you tender your eligible options for exchange, such eligible options will be cancelled and you will be granted new options. The number of shares of our common stock issuable upon exercise of each new option will equal the number of shares of our common stock issuable upon exercise of the corresponding tendered option it replaces.

You are not required to tender all of your eligible options for exchange. However, if you choose to tender any of your eligible options for exchange, you must tender all remaining unexercised options awarded to you in the same grant. For example, if on January 2, 2009 you were granted an option to purchase 5,000 shares of our common stock (“Grant A”) and on January 11, 2010 you were granted an option to purchase 1,000 shares of our common stock (“Grant B”), you may either:

•	choose not to tender any option;

•	tender all of Grant A;

•	tender all of Grant B; or

•	tender all of Grant A and Grant B.

You may not tender a portion of Grant A and/or a portion of Grant B.

4.	Procedures for Participating in the Offer

You do not have to participate in this offer and there are no repercussions if you choose not to participate in the offer.  Participating or not participating in this offer will not affect in any way your employment status. Furthermore, participating or not participating in this offer will not affect in any way your eligibility to receive future grants of options. If you decide not to participate in this offer, you do not need to do anything.

 Proper Tender of Options

To participate in this offer, you must properly complete, sign and date the election form included with this Offer to Exchange and mail, fax or deliver the election form to us so that we receive it no later than 12:00 a.m., Eastern Time, on October 12, 2011, the expiration of the offer (or such later date and time if we extend the offer) at: GraphOn Corporation, 5400 Soquel Avenue, Suite A2, Santa Cruz, California 95062; fax number, (831) 475-3017.  If you decide not to participate in this offer, there is nothing you need to do.

The election form must be executed by the employee who tendered the options to be cancelled. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title must be indicated on the election form and the election form must be accompanied by proper evidence of the authority of such person to act in such capacity.

If you do not submit an election form prior to the expiration of this offer, or if you submit an incomplete or incorrectly completed election form, you will be considered to have rejected the offer.

The method of delivery of all documents, including your election form, is at your risk. If you wish to deliver your election form by regular mail, we urge you to mail the form sufficiently in advance of the expiration to ensure we receive it prior to the expiration of this offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when and if actually received by us. We will strictly enforce the expiration and there can be no exceptions to the expiration time.

You do not need to return your existing notice of grant of stock option, existing stock option agreement or existing stock purchase agreement if you elect to accept this offer as they will be automatically cancelled if we accept your tendered options. You will be required to return your existing notice of grant of stock option, existing stock option agreement and/or existing stock purchase agreement upon our request.

 Withdrawal Rights

You may change your election and withdraw your tendered options from this offer only if you properly complete, sign and date the withdrawal form included with this Offer to Exchange and mail, fax or deliver the withdrawal form to us so that we receive it no later than 12:00 a.m., Eastern Time, on October 12, 2011, the expiration of this offer (or such later date and time if we extend the offer) at: GraphOn Corporation, 5400 Soquel Avenue, Suite A2, Santa Cruz, California 95062; fax number, (831) 475-3017. You may also withdraw your tendered options pursuant to Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934 if such tendered options have not been accepted by us for payment (exchange) within 40 business days from the commencement of this offer.

The withdrawal form must be executed by the employee who tendered the options to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title must be indicated on the election form and the election form must be accompanied by proper evidence of the authority of such person to act in such capacity.

If you wish to withdraw any tendered option, you must withdraw all of your tendered options granted under that option grant, but you will not be required to withdraw any tendered options from any other option grant. For example, if you have tendered for exchange an option to purchase 5,000 shares of our common stock granted on January 2, 2009 (“Grant A”) and an option to purchase 1,000 shares of our common stock granted on January 11, 2010 (“Grant B”) and you wish to withdraw your tendered options, you may either:

•	withdraw all of Grant A;

•	withdraw all of Grant B; or

•	withdraw all of Grant A and Grant B.

You may not withdraw a portion of the tendered Grant A option and/or a portion of the tendered Grant B option.

The method of delivery of all documents, including your withdrawal form, is at your risk. If you wish to deliver your withdrawal form by regular mail, we urge you to mail the notice sufficiently in advance of the expiration date to ensure we receive it prior to the expiration. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when and if actually received by us. We will strictly enforce the expiration and there can be no exceptions to the expiration time.

Once you have withdrawn your tendered options, you may retender your options for exchange before the expiration of this offer only by again following the delivery procedures described in this Offer to Exchange.

 Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of options or withdrawal of tendered options. Except as otherwise determined by a court of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. We may waive, as to all employees, any defect or irregularity in any tender with respect to any particular options.  We may also waive any of the conditions of this offer, with respect to all employees.  No tender of options or withdrawal of tendered options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

5.	Acceptance of Options for Exchange and Issuance of New Options

This offer is scheduled to expire at 12:00 a.m., Eastern Time, on October 12, 2011. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If this offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the offer.

Upon the terms and subject to the conditions of this offer, we expect to cancel all options properly tendered and not validly withdrawn upon the expiration of the offer. If you elect to exchange your eligible options and you do so according to the procedures described in this Offer to Exchange, you will have accepted this offer. Our acceptance of your eligible options for tender will form a binding agreement between you and us on the terms and subject to the conditions of this offer upon the expiration of the offer.

When we accept your tendered options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding notices of grant of stock option, corresponding stock option agreements or corresponding stock purchase agreements. By tendering your options, you agree that the applicable notices of grant of stock option, stock option agreements and stock purchase agreements will terminate upon our cancellation of your tendered options.

We will grant your new options on the date that this offer expires, which we expect to be October 12, 2011. As soon as administratively practicable after the date of grant we will distribute (i) a confirmation statement indicating the number of options that we have accepted and canceled, (ii) new notices of grant of stock option and (iii) new stock option agreements to tendering employees.

If we extend this offer, we will continue to accept properly completed election forms until the new expiration date, and the cancellation date of the tendered options and the grant date of the new options will be similarly extended.

The new options will be granted under the stock option plan under which the corresponding options you tendered for exchange were granted, unless you tender options granted under our 1996 Stock Option Plan or our 1998 Stock Option/Stock Issuance Plan (the “Prior Plans”). While options granted under the Prior Plans remain valid and exercisable in accordance with their terms, because the Prior Plans have expired by their terms, such plans are no longer valid plans for the purpose of granting new options. As a result, if you tender options for exchange that were granted under a Prior Plan, your new options will be granted under our 2008 Equity Incentive Plan. All new options granted pursuant to this offer will be issued as nonqualified options for U.S. Federal income tax purposes, even if the tendered option was an incentive stock option. Please see Section 9 — Term of New Options and Benefits Plans and Section 14 — Material United States Federal Income Tax Consequences in this Offer to Exchange.

If you elect not to participate in this offer, your options will remain outstanding until they terminate or expire by their terms or are exercised. They will retain their current exercise price and other terms and conditions under the applicable stock option plan, applicable notice of grant of stock option and applicable stock option agreement under which the options were granted.

6.	Extension of Offer; Termination; Amendment

We may, from time to time, extend the period of time during which this offer is open and delay accepting any options tendered to us by, in addition to the procedure set forth in Section 5, giving written notice of the extension to employees. We do not presently contemplate extending this offer so that it would remain open for thirty or more calendar days, because doing so would subject our employees who hold ISOs, and who choose not to participate in this offer, to potentially less favorable tax treatment upon the sale of the common stock they acquired upon exercise of their ISOs. However, we reserve the right to make such an extension should market exigencies or other presently unforeseen circumstances make such action necessary or desirable.

If we extend the offer, we will continue to accept properly completed election forms until the new expiration, and the cancellation of the tendered options and the grant of the new options will be similarly extended. We will grant your new options to you on the date this offer expires, which we expect to be, unless extended, October 12, 2011.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration, to terminate or amend this offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified under Section 7, by, in addition to the procedure set forth in Section 5, giving written notice of the termination, amendment or postponement to employees. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to employees or by decreasing or increasing the number of options being sought in the offer.

Amendments to this offer may be made at any time and from time to time by written announcement. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to this offer will be disseminated promptly to employees in a manner reasonably designated to inform employees of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we materially change the terms of this offer or the information concerning the offer, or if we waive a material condition of this offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of this offer or information concerning this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7.	Conditions of the Offer

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, if at any time on or after the commencement of this offer and before the expiration of the offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with the acceptance and cancellation of the options tendered for exchange:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•
make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to this offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or grant new options for, some or all of the tendered options;

•	materially impair the benefits we hope to receive as a result of the offer; or

•
materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•
any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects  or on the trading in our common stock;

•
any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

(d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record greater compensation expense than currently anticipated against our earnings in connection with the offer or the new option grants;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before October 12, 2011;

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before October 12, 2011 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or substantially all of our assets or securities; or

(f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration. We may waive them, in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

8.	Price Range of Common Stock

The options eligible to be exchanged pursuant to this offer are not publicly traded. However, upon exercise of an option, the optionholder becomes an owner of our common stock. Our common stock is quoted on the OTC Bulletin Board under the symbol “GOJO.”

The following table shows the high and low closing sales price per share of common stock as reported by the OTC Bulletin Board for the quarters indicated.

	High	Low
2011:
First Quarter	$0.16	$0.05
Second Quarter	0.22	0.13
Third Quarter (through September 12)	0.28	0.11
2010:
First Quarter	$0.10	$0.05
Second Quarter	0.08	0.05
Third Quarter	0.10	0.04
Fourth Quarter	0.12	0.05
2009:
First Quarter	$0.09	$0.04
Second Quarter	0.12	0.06
Third Quarter	0.15	0.08
Fourth Quarter	0.08	0.06

On September 12, 2011, the closing sale price of our common stock on the OTC Bulletin Board was $0.28 per share.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options for exchange.

9.	Terms of New Options and Existing Benefit Plans

 Consideration for New Options

The sole consideration that you will receive for the options you tender for exchange will be the right to receive the new options under the terms of this offer. The number of shares of our common stock issuable upon exercise of each new option will equal the number of shares of our common stock issuable upon exercise of the corresponding tendered option it replaces.

The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits instead of options or any right of continued employment.

 Description of New Options

Term. Each new option will have a termination date that is ten years from its grant date, regardless of the termination date of the corresponding tendered option that it replaces.

Vesting. Each new option will vest in twenty-four equal monthly installments commencing one month from its date of grant, and will vest in full on the date that is twenty-four months from the grant date of the new option, irrespective of whether the options you tendered were vested in whole or in part.

Tax status. Each new option will be classified as a nonqualified stock option for U.S. Federal income tax purposes.

Date Exercisable. Each new option will be exercisable as of its grant date, provided that if your employment terminates for any reason prior to the full vesting of such option, we will have the right to repurchase all shares that were previously issued to you upon your exercise of unvested options at a per share price equal to the exercise price.

If you participate in this offer by tendering options for exchange that are vested or would vest within twenty-four months of the expiration of this offer, and your employment terminates within these twenty-four months, you may wind up with less shares then if you had not tendered your options pursuant to this offer.

Exercise Price. The exercise price of each new option will equal the closing sale price per share of our common stock on the date of its grant, as reported by the OTC Bulletin Board or its successor market, if any.

SEC Registration. All shares of our common stock to be delivered upon exercise of new options have been or will be registered under the Securities Act of 1933. Unless you are restricted by our insider trading policy or considered an “affiliate” of ours under the Securities Act of 1933, when you exercise your new options, you will be able to sell your new shares free of any transfer restrictions under applicable securities laws.

Terms and Conditions. The new options will be granted under the stock option plan under which the corresponding options you tendered for exchange were granted, unless you tender options granted under our 1996 Stock Option Plan or our 1998 Stock Option/Stock Issuance Plan (the “Prior Plans”). While options granted under the Prior Plans remain valid and exercisable in accordance with their terms, because the Prior Plans have expired by their terms, such plans are no longer valid plans for the purpose of granting new options. As a result, if you tender options for exchange that were granted under a Prior Plan, your new options will be granted under our 2008 Equity Incentive Plan. All new options granted pursuant to this offer will be issued as nonqualified options for U.S. Federal income tax purposes, even if the tendered option was an incentive stock option.  The Compensation Committee of your board of directors administers our stock option plans.

 Summary Description of our Employee Benefit Plans

Eligible options may have been granted under any one of the following stock option plans: (i) our 1996 Stock Option Plan; (ii) our 1998 Stock Option/Stock Issuance Plan; (iii) our 2005 Equity Incentive Plan; (iv) our GG Stock Option Plan; or (v) our 2008 Equity Incentive Plan.

The following descriptions of our stock option plans are only summaries of general terms and are not complete. These descriptions are subject to, and qualified in their entirety by reference to the actual provisions of the employee benefit plans and the terms of specific grants, including the new option grants described in this Offer to Exchange. Please contact Bob Dixon at the number provided in our internal phone directory to request copies of the employee benefit plans. Copies of the applicable plans will accompany the notice of grant of stock option provided to you on the grant date of your new options.

 Description of the 2008 Equity Incentive Plan

As of September 14, 2011, there were 8,404,611 shares of common stock available for issuance under the 2008 Equity Incentive Plan (the “2008 Plan”). If you tender options issued under our 1996 Stock Option Plan, our 1998 Stock Option/Stock Issuance Plan, or our 2008 Plan for exchange pursuant to this offer, your new options will be issued under the 2008 Plan. The following is a summary of general terms of the 2008 Plan and is subject to, and qualified in its entirety by the actual provisions of the 2008 Plan.

The 2008 Plan is divided into two separate equity programs: (1) an option grant program under which eligible persons may be granted options to purchase our common stock; and (2) a stock issuance program under which eligible persons may be issued shares of our common stock directly. This offer and this Offer to Exchange apply only to options granted under the 2008 Plan and do not relate to shares of our common stock issued directly under the 2008 Plan.

Administration.  The Compensation Committee of your board of directors administers the 2008 Plan. Subject to the terms of the 2008 Plan, the Compensation Committee has full authority to determine which eligible persons are to receive grants; to determine the time or times when grants are to be made; to determine the number of shares to be covered by each grant; to determine the status of the options as either incentive options or a non-statutory options; to determine the time or times when each option is to become exercisable; to determine the vesting schedule, if any, applicable to the option shares; and to determine the maximum term for which the option is to remain outstanding.

Exercise. Vested stock options granted under the 2008 Plan may be exercised in whole or in part. For more details, contact Bob Dixon at the number provided in our internal phone directory. The exercise price is immediately due upon exercise of the options. The permissible methods of payment are established under the terms of the 2008 Plan.

Exercise Price. The Compensation Committee has the authority to determine the exercise price of options granted under the 2008 Plan, subject to certain limitations established under the terms of the 2008 Plan. The Compensation Committee may lower the exercise price of options granted under the 2008 plan without stockholder approval provided that such price is not less than the fair market value at the date that the Compensation Committee approves the repricing.

Tax status. Options issued under the 2008 Plan are classified as nonqualified stock options for U.S. Federal income tax purposes.

Adjustments Upon Certain Events. Appropriate adjustments may be made by the Compensation Committee with respect to the optionholder’s rights under options granted under the 2008 Plan, both as to options granted or to be granted, to give effect to adjustments to certain corporate transactions.

Transferability of Options. In general, the options granted under the 2008 Plan may not be transferred and may be exercisable during an optionholder’s lifetime only by such optionholder. However, the options may, after their issuance, be transferred by will and by the laws of descent and distribution.

Plan Amendment and Termination. The 2008 Plan may be amended or modified by your board of directors in any respect at any time. Certain amendments may require stockholder approval.

The 2008 Plan will terminate upon the earliest of (i) June 22, 2007, (ii) the date on which all shares of our common stock available for issuance under the 2008 Plan shall have been granted as vested shares and (iii) the termination of all outstanding options in connection with certain corporate transactions.  If the 2008 Plan terminates on June 22, 2007, all outstanding options will continue in full force and effect in accordance with the provisions of the applicable notice of grant of stock option and the applicable stock option agreement.

No Stockholder Rights and Employment Rights. Employees have no stockholder rights with respect to any of our common stock subject to outstanding options until the options are exercised in accordance with the terms of the 2008 Plan.  Nothing in the 2008 Plan confers upon any employee any right to continued employment.

 Description of the 2005 Equity Incentive Plan

As of September 14, 2011, there were 405,000 shares of common stock available for issuance under the 2005 Plan.  If you tender options issued under the 2005 Plan for exchange pursuant to this offer, your new options will also be issued under the 2005 Plan. All new options granted pursuant to this offer will be issued as nonqualified options for U.S. Federal income tax purposes, even if the tendered option was an incentive stock option. The following is a summary of general terms of the 2005 Plan and is subject to, and qualified in its entirety by the actual provisions of the 2005 Plan.

The 2005 Plan is divided into two separate equity programs: (1) an option grant program under which eligible persons may be granted options to purchase our common stock; and (2) a stock issuance program under which eligible persons may be issued shares of our common stock directly. This offer and this Offer to Exchange apply only to options granted under the 2005 Plan and do not relate to shares of our common stock issued directly under the 2005 Plan.

Administration.  The Compensation Committee of your board of directors administers the 2005 Plan. Subject to the terms of the 2005 Plan, the Compensation Committee has the full authority to determine to whom (from among the class of eligible employees) options will be granted; to determine the time or times at which options shall be granted; to determine the purchase price of shares subject to each option; to determine the time or times when each option shall become exercisable and the duration of the exercise period; to adopt, from time to time, such rules and regulations for carrying out the 2005 Plan as it may deem advisable; and to interpret the 2005 Plan and prescribe and rescind rules and regulations relating to it.

Exercise. Vested stock options granted under the 2005 Plan may be exercised, in whole or in part, by giving written notice to us at: GraphOn Corporation, 5400 Soquel Avenue, Suite A2, Santa Cruz, California 95062, or to such transfer agent as we may designate. For more details, contact Bob Dixon at the number provided in our internal phone directory. The permissible methods of payment are established under the terms of the 2005 Plan.

Exercise Price. The Compensation Committee has the authority to determine the exercise price of options granted under the 2005 Plan, subject to certain limitations established under the terms of the 2005 Plan.

Tax status. Options issued under the 2005 Plan may be classified as incentive stock options or nonqualified stock options for U.S. Federal income tax purposes, in the discretion of the Compensation Committee and depending on the features of the options. If you tender either incentive stock options or nonqualified stock options for exchange pursuant to this offer, your new options will be nonqualified stock options.

Adjustments Upon Certain Events. Appropriate adjustments may be made by the Compensation Committee with respect to the optionholder’s rights under options granted under the 2005 Plan, both as to options granted or to be granted, to give effect to adjustments to certain corporate transactions.

Transferability of Options.  In general, the options granted under the 2005 Plan may not be transferred and may be exercised during an optionholder’s lifetime only by such optionholder. However, the options may, after their issuance, be transferred by will, by the laws of descent and distribution, pursuant to a valid domestic order, or to an immediate familiar member or a trust benefiting an immediate family member.

Plan Amendment and Termination.  The 2005 Plan may be terminated or amended by your board of directors in any respect at any time, except that the approval of our stockholders is required in certain situations. No amendment or modification shall adversely affect the rights and obligations with respect to options then outstanding, unless the optionholder consents to the amendment or modification.

Unless earlier terminated by your board of directors, the 2005 Plan will terminate on the tenth anniversary of its effective date (except as to options outstanding on that date).

No Stockholder Rights. Employees have no stockholder rights with respect to any of our common stock subject to outstanding options until the options are exercised in accordance with the provisions of the 2005 Plan.

 Description of the 2006 GG Stock Option Plan

As of September 14, 2011, there were no shares of common stock available for issuance under the GG Plan.  If you tender options issued under the GG Plan for exchange pursuant to this offer, your new options will be issued under the GG Plan. The following is a summary of general terms of the GG Plan and is subject to, and qualified in its entirety by the actual provisions of GG 2005 Plan.

The GG Plan is exclusively an option grant program designed to benefit one individual.

Administration.  The Compensation Committee of your board of directors administers the GG Plan.

Exercise. Vested stock options granted under the GG Plan may be exercised, in whole or in part, by giving written notice to us at: GraphOn Corporation, 5400 Soquel Avenue, Suite A2, Santa Cruz, California 95062, or to such transfer agent as we may designate. For more details, contact Bob Dixon at the number provided in our internal phone directory. The permissible methods of payment are established under the terms of the GG Plan. The options may also be exercised cashlessly in the comment stock underlying them is registered under Section 12 of the Exchange Act of 1934.

Exercise Price. The exercise price of options granted is under the GG Plan is equal to the fair market value of our common stock price on the date of the grant.

Tax status. Options issued under the GG Plan are classified as nonqualified stock options for U.S. Federal income tax purposes.

Adjustments Upon Certain Events. Appropriate adjustments may be made by the Compensation Committee with respect to the optionholder’s rights under options granted under the GG Plan, both as to options granted or to be granted, to give effect to adjustments to certain corporate transactions.

Transferability of Options.  In general, the options granted under the GG Plan may not be transferred and may be exercised during an optionholder’s lifetime only by such optionholder. However, the options may, after their issuance, be transferred by will, by the laws of descent and distribution, pursuant to a valid domestic order, or to an immediate familiar member or a trust benefiting an immediate family member.

Plan Termination.  Unless earlier terminated by your board of directors, the GG Plan will terminate on the tenth anniversary of its effective date (except as to options outstanding on that date).

No Stockholder Rights. Employees have no stockholder rights with respect to any of our common stock subject to outstanding options until the options are exercised in accordance with the provisions of the GG Plan.

 Description of the 1998 Stock Option/Stock Issuance Plan

As of September 14, 2011, there were no shares of common stock available for issuance under the 1998 Plan because it has expired. The material terms of the 1998 Plan as they pertain to your options are substantially identical to those of our 2008 Plan. If you tender options issued under the 1998 Plan for exchange pursuant to this offer, your new options will be issued under our 2008 Plan. For more information see “Description of the 2008 Equity Incentive Plan” above.

 Description of the 1996 Stock Option Plan

As of September 14, 2011, there were no shares of common stock available for issuance under the 1996 Plan because it has expired.  The material terms of the 1996 Plan as they pertain to your options are substantially identical to those of our 2008 Plan. If you tender options issued under the 1996 Plan for exchange pursuant to this offer, your new options will be issued under our 2008 Plan. For more information see “Description of the 2008 Equity Incentive Plan” above.

10.	Information Concerning GraphOn

We are developers of cloud application delivery software for multiple computer operating systems, including Windows, UNIX and several Linux-based variants.  Our immediate focus is on Web-enabling applications for use and/or resale by independent software vendors (ISVs), corporate enterprises, governmental and educational institutions, and others who wish to take advantage of cross-platform remote access, and developing software-based secure, private cloud environments.  We have also made significant investments in intellectual property. Our operations are conducted and managed in two business segments - “Software” and “Intellectual Property.”

Cloud application delivery is a broad-based term that describes software technologies that can create or enhance the portability, manageability and/or compatibility of a software application or program.  A public cloud refers to a system that is generally externally sited from a particular enterprise and whose resources are accessible over the Internet to anyone willing to purchase such services.  A private cloud refers to a system that is contained entirely within a private network, e.g., within an enterprise, a department within an enterprise or hosted on dedicated rented machines.

Cloud application delivery software is sometimes referred to, or categorized, as thin-client computing or server-based computing. It is a software model wherein traditional desktop software applications are relocated to run entirely on a server, or host computer.  This centralized deployment and management of applications reduces the complexity and total costs associated with enterprise computing.  Our software architecture provides application developers with the ability to relocate their desktop applications to a host computer from where they can be quickly accessed by a wide range of computer and display devices over a variety of connections. Applications can be Web-enabled without the need to modify the original Windows, UNIX or Linux application’s software. Secure private cloud environments can be implemented where the applications and data remain centralized behind a secure firewall and are accessed from remote locations.

We are a Delaware corporation, founded in May 1996.  Our headquarters are located at 5400 Soquel Avenue, Suite A2, Santa Cruz, California, 95062 and our phone number is 1-800-GRAPHON (1-800-472-7466).  We also have offices in Concord, New Hampshire, Irvine, California, and Charlotte, North Carolina. Additionally, we have remote employees located in various states, as well as internationally in England and Israel. Our Internet Website is http://www.graphon.com.  The information on our Website is not part of this Offer to Exchange.

The following table summarizes certain of our consolidated financial data for the periods indicated. The summary financial information set forth below for the years ended December 31, 2010 and  December 31, 2009 has been derived from the audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2010.  The summary financial  information set forth below for the six months ended June 30, 2011 and June 30, 2010 has been derived from the unaudited financial statements contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2011.  More comprehensive financial information is included in the Form 10-K for year ended December 31, 2010, the Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 and other documents we have filed with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes and the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for year ended December 31, 2010 and the Form 10-Q for the quarter ended June 30, 2010.

Recent Developments

On August 9, 2011, we appointed John Cronin and Steven Ledger to your board of directors. John Cronin is the founder, managing director and chairman of ipCapital Group, Inc., an intellectual property strategy firm. Steven Ledger founded and has been since 2002 managing partner of Tamalpais Partners LLC, an investor in, and advisor to, emerging growth companies.

On August 9, 2011, we appointed Eldad Eilam as our Chief Technology Officer. Mr. Eilam has served as a consultant to our company since June 2010. From July 2006 to March 2009, Mr. Eilam was President of GraphOn Research Labs, Limited, our Israeli subsidiary.

On September 1, 2011, we completed a sale of 35.5 million shares of our common stock in a private placement to a group of retail and institutional investors. We also issued five year warrants to the investors to purchase an additional 17.75 million shares of common stock. The total gross proceeds of the financing were $7.1 million and net proceeds, after deducting placement agent fees and financing expenses, were approximately $6.25 million.

	Year Ended December 31,		Six Months Ended June 30,
	2010	2009	2011	2010
Statement of Operations Data:			(unaudited)
Revenues	$7,516,500	$8,077,200	$3,101,200	$4,006,000
Cost of revenues	825,900	1,381,100	278,000	475,000
Gross profit	6,690,600	6,696,100	2,823,200	3,531,000
Operating expenses:
Selling and marketing	2,170,100	1,871,500	1,069,400	1,075,100
General and administrative	2,889,400	3,889,600	1,350,600	1,525,400
Research and development	2,466,700	2,768,600	1,078,600	1,273,300
Total operating expenses	7,526,200	8,529,700	3,498,600	3,873,800
Income (loss) from operations	(835,600)	(1,833,600)	(675,400)	(342,800)
Other income (expense), net	3,100	15,400	300	1,300
Income (loss) before provision for income taxes	(832,500)	(1,818,200)	(675,100)	(341,500)
Provision for income taxes	3,200	2,000	800	1,900
Net income (loss)	$(835,700)	$(1,820,200)	$(675,900)	$(343,400)
Earnings (loss) per share – basic and diluted	$(0.02)	$(0.04)	$(0.01)	$(0.01)
Average weighted common shares outstanding – basic and diluted	45,973,691	47,212,851	46,005,106	45,965,625
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A
Book value per share	$0.00	$0.02	$(0.01)	$0.01

Balance Sheet Data (as of the end of the period):
Working capital	$263,700	$908,200	$(561,100)	$589,800
Total assets	3,346,000	4,410,600	2,454,800	3,616,000
Total liabilities	3,367,500	3,685,000	3,115,900	3,179,800
Stockholders’ equity (deficit)	(21,500)	725,600	(661,100)	436,200

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options and Our Common Stock

As of September 14, 2011, our executive officers and directors (seven persons) as a group held outstanding option awards to purchase a total of 5,487,500 shares of our common stock, of which 2,262,500 are eligible for exchange in this offer. Our executive officers and directors are eligible to participate in this offer.

The following table sets forth the ownership of each of our executive officers and directors of options outstanding as of September 14, 2011.

Name of Beneficial Owner	Number of Options to Purchase Common Stock	Percentage of Total Options Outstanding
John Cronin	400,000	3.9%
Robert Dilworth	1,327,500	13.1%
Eldad Eilam	1,000,000	9.8%
August P. Klein	675,000	6.6%
Steven Ledger	400,000	3.9%
William Swain	992,500	9.8%
Gordon Watson	692,500	6.8%
All directors and executive officers as a group (seven persons)	5,487,500	54.0%

Except for the foregoing, we have not and, to the best of our knowledge, none of our directors or executive officers has engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past 60 days. In addition, except as otherwise described above, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

During the past 60 days, (i) we granted Messrs. Cronin and Ledger each options under our 2008 Equity Incentive Plan to purchase 400,000 shares of our common stock at an exercise price of $0.20 per share, (ii) we granted Mr. Eilam options our under 2008 Equity Incentive Plan to purchase 1,000,000 shares of our common stock at an exercise price of $0.28 per share, and (iii) we have not, and to the best of our knowledge, our executive officers or directors have not, exercised any options to acquire shares of common stock.

In the ordinary course of business, we regularly engage in, evaluate, and expect to continue to engage in and evaluate, a wide array of potential strategic transactions, including (i) acquisitions of companies, businesses, intellectual properties, and other assets, and (ii) investments in new businesses.

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals and are not engaged in negotiations that relate to or are currently likely to result in:

•	a material extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy, our indebtedness or capitalization;

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill;

•	any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being no longer quoted on the Over-the-Counter Bulletin Board;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of this offer.

12.	Accounting Consequences of the Offer

All tendered options will be cancelled and the shares of our common stock that could have been purchased under the cancelled options will be returned to the pool of shares available for grants of new awards of options under any applicable plan, including grants of the new options pursuant to this offer, from which the cancelled shares were granted, except as required by applicable law.

Under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly, Financial Accounting Standards Board Statement No. 123R), “Stock Compensation,” the exchange of options in this offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible stock options, as well as the incremental compensation cost of the replacement options granted in this offer, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of the replacement options granted to employees in exchange for surrendered eligible stock options, measured as of the date this offer expires, over the fair value of the surrendered eligible stock options in exchange for the replacement option grants, measured immediately prior to the exchange. Because the exchange ratios will be one for one, we expect to recognize incremental compensation expense for financial reporting purposes as a result of the Exchange offer. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of this offer, we cannot predict the exact amount of any incremental compensation expense that may result from this Offer to Exchange.

13.	Legal Matters; Regulatory Approval

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of options and issuance of new options to employees as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or cancellation of our options as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may be required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept any tendered options for exchange is subject to conditions, including the conditions described in under Section 7.

If we are prohibited by applicable laws or regulations from granting new options on or after the date we expect to grant the new options (which we expect to be October 12, 2011), we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited we will not grant any new options and you will not get any other consideration for the options you tendered.

14.	Material United States Federal Income Tax Consequences

The following is a summary of certain tax consequences of the cancellation of eligible options and grant of new options to employees subject to tax in the United States. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all employees. In addition, this summary does not address the effects of foreign, state and local tax laws.  Please note that tax laws change frequently and, occasionally, on a retroactive basis.  Employees considering exchanging their options are urged to consult with their own tax or financial advisors.  No private letter ruling nor opinion of counsel will be sought regarding the tax consequences to you as a result of an exchange of options.

Option Exchange. We do not believe that you will be required to recognize income or gain for U.S. Federal income tax purposes as a result of the exchange of an eligible option for a new option, whether the options exchanged are nonqualified options for nonqualified options or incentive stock options for nonqualified options.

Grant of New Option. The grant of a new option should not create U.S. Federal income tax consequences for you.

Exercise of New Option. When you exercise a nonqualified option, you will recognize ordinary income equal to the difference between the option exercise price and the fair market value of the stock received on the date of exercise.  In addition, the amount includable in income will generally be subject FICA withholding. However, if your current option is an incentive stock option and you decide not to tender your incentive stock options, you will not be subject to U.S. Federal income tax on exercise of your incentive stock option (except that the excess of the fair market value of stock on the date of exercise over the exercise price of the incentive stock option may be subject to alternative minimum tax when the option is exercised).  Incentive stock options are not subject to FICA withholding either upon exercise of the option or upon subsequent sale of the stock.

Sale of Shares. If you acquire shares upon exercise of a nonqualified option, the subsequent sale of the shares generally should give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price plus the income you recognized upon exercise of the option.  This capital gain or loss will be treated as long-term or short-term depending on whether you held the shares for more than one year following the exercise of the option.

If you acquire shares upon exercise of an incentive stock option, the subsequent sale of the shares should generally give rise to a long-term capital gain or loss equal to the difference between the sale price and the exercise price, provided that you sell your shares after the end of the ISO Holding Period.  The ISO Holding Period begins on the date that the incentive stock option is granted and ends on the later of two years after the grant date or one year after the exercise of the incentive stock option.  Generally, if you dispose of the shares before the expiration of the ISO Holding Period you will recognize ordinary income equal to the lesser of (1) the excess of the stock's fair market value on the date of exercise over the exercise price or (2) the excess of the amount realized upon disposition over the exercise price.  Your additional gain or any loss upon such the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

Dividends. If you exercise your option, you may be entitled to receive dividends. You should be subject to tax on any dividends received. You should not be entitled to dividends before you exercise your option.

Withholding and Reporting. Withholding and reporting of income and employment tax will generally be required when you exercise your nonqualified option.  Withholding should generally not be required upon exercise of an incentive stock option or in the event you are required to recognize ordinary income upon the disposition of the stock during the ISO Holding Period. However, if you sell the stock acquired upon exercise of an ISO during the ISO Holding Period, you are required to report the sale of stock to the Company.  You are also responsible for paying taxes on any income that you recognize in connection with the exercise of options or sale of stock received upon exercise.

Impact on ISO holders not participating in this offer. If this offer is open for thirty or more calendar days, eligible employees who are subject to U.S. taxes who hold eligible options that are ISOs and who do not participate in this offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the commencement date of this offer (September 14, 2011). As a result, to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must hold the shares of common stock acquired upon exercise of the incentive stock options for at least two years from the commencement date of this offer and one year after the exercise of the option. If this offer is open for thirty or more days and (i) these holding periods are not met or (ii) the fair market value of our common stock on the date the offer expires exceeds the exercise price of the option, the excess of the sale price of the shares underlying the option over the exercise price of the options will be treated as ordinary income instead of long-term capital gain. If this offer is open for less than thirty days, the offer will have no impact on options not tendered for exchange that are incentive stock options.

Furthermore, if this offer is open for thirty or more calendar days, ISOs that are not tendered for exchange that have an exercise price that is less than the price of our common stock on the date the offer expires will cease to qualify as ISOs and will become nonqualified stock options. The tax treatment of nonqualified stock options is discussed above under “Exercise of New Option.”

15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this offer.

16.	Additional Information

We have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to tender your options:

•	Our annual report on Form 10-K for the year ended December 31, 2010;

•	Our quarterly reports on Form l0-Q for the quarters ended March 31, 2011 and June 30, 2011;

•
Our current reports on Form 8-K filed on April 26, 2011, May 17, 2011, August 11, 2011 (relating to a report under Item 8.01), August 15, 2011, September 6, 2011 and September 8, 2011 as amended by Form 8-K/A filed on September 13, 2011; and

•
the description of our common stock contained in our registration statement on Form 8-A, filed on November 6, 1996, including any amendments or reports filed for the purpose of updating that description.

This Offer to Exchange also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934) on or subsequent to the date of this Offer to Exchange until the expiration of this offer.

These filings and other information about us can be inspected and copied at prescribed rates at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC’s site on the Internet’s Word Wide Web, located at http://www.sec.gov.

Our common stock is listed for trading on the OTC Bulletin Board under the symbol “GOJO.”

We will provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Bob Dixon at the number provided in our internal phone directory.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.	Forward Looking Information

This Offer to Exchange includes, in addition to historical information, “forward-looking statements.”  All statements other than statements of historical fact we make in this Offer to Exchange are forward-looking statements.  In particular, the statements regarding industry prospects and our future results of operations or financial position are forward-looking statements.  Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements.  Factors that may cause such a difference include the following:

•	the success of our new GO-Global products depends on a number of factors including market acceptance and our ability to manage the risks associated with product introduction;

•	our revenue could be adversely impacted if any of our significant customers reduces its order levels or fails to order during a reporting period; and

•
other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on March 31, 2011, and in other documents we have filed with the SEC.

Statements included in this Offer to Exchange are based upon information known to us as of the date that this Offer to Exchange is filed with the SEC, and we assume no obligation to update or alter our forward-looking statements made in this Offer to Exchange, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

18.	Miscellaneous

We encourage you to review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 before you decide whether to participate in the exchange offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this Offer to Exchange, the election form or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We encourage you to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

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